Exhibit 5.1

Disclosure Law Group
600 West Broadway
Suite 700
San Diego, CA 92101

January 23, 2015

ImageWare Systems, Inc.
10815 Rancho Bernardo Road
Suite 310
San Diego, CA 92127

Re:           ImageWare Systems, Inc.
                Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ImageWare Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), with respect to the registration and public offering by the Company, from time to time, pursuant to Rule 415 under the Act, of up to $12.0 million in aggregate amount of securities, consisting of the following:

(i)	common stock, par value $0.01 per share, of the Company (“Common Stock”);

(ii)	preferred stock, par value $0.01 per share, of the Company, of one or more classes or series (“Preferred Stock”);

(iii)	warrants to purchase Common Stock (“Warrants”); and

(iv)	units comprised of one or more of the securities described above in any combination (“Units”) (collectively, the “Securities”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and officers of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, as currently in effect, (iii) the Company’s Bylaws, as currently in effect, and (iv) records of proceedings and actions of the Company’s Board of Directors relating to the Registration Statement and related matters.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and officers of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, as currently in effect, (iii) the Company’s Bylaws, as currently in effect, and (iv) records of proceedings and actions of the Company’s Board of Directors relating to the Registration Statement and related matters.

In connection with this opinion, we have assumed at all applicable times the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. With respect to documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the valid existence of such parties, the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and the validity and binding effect thereof on such parties.

In addition, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act and such effectiveness shall not have been terminated or rescinded, (ii) a prospectus supplement and any required pricing supplement will have been timely filed with the Commission describing the Securities offered thereby, (iii) all Securities will be issued and sold in the manner stated in the Registration Statement, the applicable prospectus supplement and any applicable pricing supplement, (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (v) any Securities issuable upon conversion, exchange or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise, (vi) with respect to shares of Common Stock or Preferred Stock offered, there will be sufficient shares of unissued Common Stock or Preferred Stock authorized under the Company’s organizational documents and not otherwise reserved for issuance at the time of issuance thereof, (vii) in the case of a Warrant Agreement (as defined below), a Unit Agreement (as defined below) or other agreement pursuant to which any Securities are to be issued, there shall be no terms or provisions contained therein that would affect the opinions rendered herein, (viii) any Warrant Agreement and related Warrants or Unit Agreement and each definitive purchase, underwriting or similar agreement with respect to any Securities offered shall be governed by California law, and (ix) all actions are taken by the Company so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Our opinions set forth below are subject to (i) the effects of bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the enforceability of the Securities, to the extent applicable, is considered in a proceeding at law or in equity), (iii) the possible unenforceability of indemnity and contribution provisions, (iv) the effect and possible unenforceability of choice of law provisions, (v) the possible unenforceability of provisions purporting to waive rights or defenses where such waiver is against public policy, (vi) the possible unenforceability of provisions purporting to exonerate any party for negligence or malfeasance, or to negate any remedy of any party for fraud, (vii) the possible unenforceability of forum selection clauses, (viii) the possible unenforceability of provisions permitting modification of an agreement only in writing, and (ix) the possible unenforceability of provisions purporting to allow action without regard to mitigation of damages.

On the basis of the foregoing and the other matters set forth herein, we hereby are of the opinion that:

(1)           Common Stock. With respect to shares of Common Stock, when (a) the Company’s Board of Directors (the “Board”) has taken all necessary corporate action to approve the issuance and terms of such shares of Common Stock, the terms of the offering thereof and related matters and (b) certificates representing the shares of Common Stock are duly executed, countersigned, registered and delivered, or the shares of Common Stock have been duly registered and issued electronically, either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, or (ii) upon conversion, exercise or exchange of Warrants or other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion, exercise or exchange as approved by the Board, for the consideration approved by the Board, then such shares of Common Stock will be validly issued, fully paid and nonassessable.

(2)           Preferred Stock. With respect to any particular series of shares of Preferred Stock, when (a) the Board has taken all necessary corporate action to approve the issuance and terms of such shares of Preferred Stock, the terms of the offering thereof and related matters, including the adoption of a Certificate of Designations for the issuance of a series of Preferred Stock (referred to herein as a “Preferred Share Designation”) and the filing of the Preferred Share Designation with the Secretary of State of the State of Delaware, (b) the Preferred Share Designation has been duly authorized and validly executed by the Company, (c) the Preferred Share Designation has been filed with the Secretary of State of the State of Delaware and become effective in accordance with the General Corporation Law of the State of Delaware, and (d) certificates representing the shares of Preferred Stock are duly executed, countersigned, registered and delivered, or the shares of Preferred Stock have been duly registered and issued electronically, either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein, or (ii) upon conversion, exercise or exchange of Warrants or other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion, exercise or exchange as approved by the Board, for the consideration approved by the Board, then such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

(3)           Warrants. With respect to any Warrants, when (a) the Board has taken all necessary corporate action to approve the issuance and terms of such Warrants, the terms, execution and delivery of the warrant agreement relating to the Warrants (“Warrant Agreement”), the terms of the offering thereof and related matters, (b) the Warrant Agreement has been duly authorized and validly executed and delivered, and (c) such Warrants, when issued, will be duly executed, attested, issued and delivered by duly authorized officers of the Company in accordance with the provisions of the applicable Warrant Agreement and the applicable definitive purchase, underwriting or similar agreement approved by the Board, or upon the conversion, exercise or exchange of other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion, exercise or exchange as approved by the Board, for the consideration approved by the Board, such Warrants will constitute valid and binding obligations of the Company.

           (4)           Units. With respect to any Units, when (a) the Board has taken all necessary corporate action to approve the issuance and terms of such Units, the terms, execution and delivery of the unit agreement relating to the Units (“Unit Agreement”), the terms of the offering thereof and related matters, (b) the Unit Agreement has been duly authorized and validly executed and delivered, (c) such Units have been duly executed, authenticated, issued and delivered by duly authorized officers of the Company in accordance with the provisions of the applicable Unit Agreement and the applicable definitive purchase, underwriting or similar agreement approved by the Board, or upon the conversion, exercise or exchange of other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion, exercise or exchange as approved by the Board, for the consideration approved by the Board, and (d) the Securities to be issued as part of such Units have been duly and validly authorized and reserved for issuance, such Units will constitute valid and binding obligations of the Company.

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware and the laws of the State of California, and we do not express any opinion herein concerning any other law. In addition, we express no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). This opinion is given as of the date hereof and as of the effective date of the Registration Statement and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Disclosure Law Group